Exhibit 99.1

Zafgen Reports Fourth Quarter and Full Year 2019 Financial Results

Zafgen and Chondrial Therapeutics previously announced a definitive merger agreement

Merger creates clinical-stage company focused on the development of novel protein replacement therapies for rare diseases

Transaction expected to close in the second quarter of 2020

Boston, MA, March 5, 2020 – Zafgen, Inc. (Nasdaq:ZFGN) today reported its fourth quarter and full year 2019 financial results.

In December 2019, Zafgen and Chondrial Therapeutics, Inc., announced that the two companies had entered into a definitive merger agreement. Under the merger agreement, Chondrial Therapeutics will become a wholly-owned subsidiary of Zafgen, and the stockholders of Chondrial Therapeutics will become the majority owners of Zafgen’s outstanding common stock upon the close of the merger. The proposed merger will result in a combined publicly traded, clinical-stage biopharmaceutical company operating under a new name, Larimar Therapeutics, Inc. The transaction is expected to close in the second quarter of 2020, subject to approvals by stockholders of each company and other customary closing conditions.

Chondrial Therapeutics’ lead asset, CTI-1601, is in Phase 1 clinical development for the treatment of Friedreich’s ataxia (FA), a progressive and irreversible mitochondrial disease caused by a genetic defect resulting in abnormally low amounts of frataxin. FA typically presents in childhood or adolescence and leads to devastating symptoms and early death. The company believes there are approximately 15,000 patients in the U.S. and E.U. Currently, there are no cures and no therapies that can modify the course of the disease. CTI-1601 has received Rare Pediatric Disease Designation and Fast Track Designation from the U.S. Food and Drug Administration. Topline results from the Phase 1 clinical program are expected by the end of 2020.

Fourth Quarter and Full Year 2019 Financial Results

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2019, the Company had cash, cash equivalents and marketable securities totaling $70.3 million.

Net Loss

The Company reported a net loss for the fourth quarter of 2019 of $7.3 million, or $0.19 per share, compared to a net loss of $14.6 million, or $0.39 per share, for the fourth quarter of 2018. The net loss for the fourth quarter of 2019 includes $1.5 million of restructuring charges. For the full year 2019, the Company reported a net loss of $45.4 million, or $1.22 per share, compared to $61.4 million, or $1.90 per share, for the full year 2018. The net loss for the full year 2019 includes $5.6 million of restructuring charges.

The weighted average common shares (basic and diluted) outstanding used to compute net loss per share were 37.4 million for the fourth quarter of 2019 compared to 37.0 million for the same quarter of 2018. For the full year 2019, weighted average common shares (basic and diluted) outstanding used to compute net loss per share were 37.3 million compared to 32.2 million for the full year 2018.

Research and Development Expenses

Research and development expenses for the fourth quarter of 2019 were $0.4 million compared to $11.5 million for the fourth quarter of 2018. The decrease in research and development expenses compared to the prior year period was primarily due to the discontinuation of the MetAP2 program. Research and development expenses in the fourth quarter of 2019 consist of wind-down costs associated with closing out the MetAP2 program.

For the full year 2019, research and development expenses were $23.9 million, compared to $47.9 million for the full year 2018. The decrease in research and development expenses for the full year period was primarily due to the decision to discontinue the MetAP2 program during the third quarter of 2019.

Restructuring Charges

Restructuring charges for the fourth quarter and full year 2019 were $1.5 million and $5.6 million, respectively, and include personnel related costs primarily related to severance expenses as a result of the multiple reductions in workforce and contract termination costs implemented during 2019.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2019 were $5.3 million, compared to $3.2 million for the fourth quarter of 2018. The increase in general and administrative expenses as compared to the prior year period was primarily due to an increase in professional fees related to strategic alternative activities and an increase in personnel related costs following the signing of the definitive merger agreement.

For the full year 2019, general and administrative expenses were $16.2 million, compared to $13.2 million for the full year 2018. The increase in general and administrative expenses for the full year 2019 as compared to the prior year period was primarily due to an increase in professional fees related to strategic alternative activities and an increase in personnel related costs following the signing of the definitive merger agreement.

About Zafgen

Zafgen (Nasdaq:ZFGN) is a biopharmaceutical company that has leveraged its proprietary MetAP2 biology platform to pioneer the study of MetAP2 inhibitors in both common and rare metabolic disorders. Learn more at www.zafgen.com.

About Chondrial Therapeutics

Chondrial Therapeutics is a clinical-stage biotechnology company focused on the treatment of complex rare diseases. The company’s lead compound, CTI-1601, is currently being evaluated in a Phase 1 clinical program as a potential treatment for Friedreich’s ataxia, a rare and progressive genetic disease. Chondrial Therapeutics also plans to use its protein replacement therapy platform to design other fusion proteins to target additional orphan diseases characterized by deficiencies in intracellular bioactive compounds. Learn more at www.chondrialtherapeutics.com.

Additional Information about the Proposed Merger and Where to Find It

This communication relates to the proposed merger transaction involving Zafgen, Inc. (“Zafgen”) and Chondrial Therapeutics, Inc. (“Chondrial”) and may be deemed to be solicitation material in respect of the proposed merger involving Zafgen and Chondrial. In connection with the proposed merger, Zafgen intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement relating to the approval of the merger agreement. Investors and security holders of Zafgen are urged to read these materials when they become available because they will contain important information about Zafgen, Chondrial and the proposed merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Zafgen with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Zafgen by directing a written request to: Zafgen, Inc., 3 Center Plaza, Suite 610, Boston, Massachusetts 02108, Attention: Secretary. Investors and security holders are urged to read the proxy statement and other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Zafgen and its directors and executive officers and Chondrial and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Zafgen in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of Zafgen is also included in Zafgen’s definitive proxy statement in connection with its 2019 Annual Meeting of Stockholders filed with the SEC on April 26, 2019. These documents are available free of charge at the SEC web site (www.sec.gov) and from the Secretary of Zafgen at the address above.

Zafgen Forward-Looking Information is Subject to Risks and Uncertainty

This communication contains forward-looking statements based upon Zafgen’s and Chondrial’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements about Zafgen’s expected cash, cash equivalents and marketable securities balance as of December 31, 2019; the structure, timing and completion of the proposed merger; the combined company’s listing on Nasdaq after the closing of the proposed merger; expectations regarding the ownership structure of the combined company; the combined company’s expected cash position at the closing of the proposed merger; the future operations of the combined company; the nature, strategy and focus of the combined company; the development and commercial potential and potential benefits of any product candidates of the combined company; the executive and board structure of the combined company; the location of the combined company’s corporate headquarters; and other statements that are not historical fact. Actual results and the timing of events may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation: (i) the risk that the conditions to the closing of the proposed merger are not satisfied, including the failure to timely obtain stockholder approval for the proposed merger, if at all; (ii) uncertainties as to the timing of the consummation of the proposed merger and the ability of each of Zafgen and Chondrial to consummate the proposed merger; (iii) risks related to Zafgen’s ability to manage its operating expenses and its expenses associated with the proposed merger pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed merger; (v) the risk that as a result of adjustments to the exchange ratio, Zafgen stockholders and Chondrial stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Zafgen’s common stock relative to the exchange ratio; (vii) unexpected costs, charges, expenditures or expenses resulting from the proposed merger; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; (ix) Zafgen’s ability to retain personnel as a result of the announcement or completion of the proposed merger; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed merger, including with respect to future financial and operating results. Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled “Risk Factors” in Zafgen’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, and in other filings that Zafgen makes and will make with the SEC in connection with the proposed merger, including the proxy statement described above under “Additional Information about the Proposed Merger and Where to Find It.” You should not place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Zafgen expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media/Investor Relations Contacts:

Zafgen, Inc.

Patricia Allen

Chief Financial Officer

617-648-9792

Media

Krystle Gibbs

Ten Bridge Communications

krystle@tenbridgecommunications.com

508-479-6358

Investors

John Woolford

Westwicke

john.woolford@westwicke.com

443-213-0506

ZAFGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2019	2018	2017
Revenue	$—	$—	$—

Operating expenses:
Research and development	23,886	47,929	40,839
General and administrative	16,215	13,193	12,160
Restructuring charges	5,553	—	—

Total operating expenses	45,654	61,122	52,999

Loss from operations	(45,654)	(61,122)	(52,999)

Other income (expense):
Interest income	1,989	1,889	996
Interest expense	(1,766)	(1,898)	(165)
Foreign currency transaction gains (losses), net	25	(237)	140

Total other income (expense), net	248	(246)	971

Net loss	$(45,406)	$(61,368)	$(52,028)

Net loss per share, basic and diluted	$(1.22)	$(1.90)	$(1.90)

Weighted average common shares outstanding, basic and diluted	37,347,199	32,228,721	27,433,239

ZAFGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2019	2018
Revenue	$—	$—

Operating expenses:
Research and development	423	11,457
General and administrative	5,324	3,234
Restructuring charges	1,534	—

Total operating expenses	7,281	14,691

Loss from operations	(7,281)	(14,691)

Other income (expense):
Interest income	335	675
Interest expense	(362)	(499)
Foreign currency transaction gains (losses), net	57	(55)

Total other income, net	30	121

Net loss	$(7,251)	$(14,570)

Net loss per share, basic and diluted	$(0.19)	$(0.39)

Weighted average common shares outstanding, basic and diluted	37,377,223	37,036,065

ZAFGEN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$27,211	$49,331
Marketable securities	43,050	68,735
Tax incentive receivable	243	1,536
Prepaid expenses and other current assets	999	1,728

Total current assets	71,503	121,330
Property and equipment, net	821	375
Operating lease right-of-use assets	7,051	—
Restricted cash	1,339	—
Other assets	20	57

Total assets	$80,734	$121,762

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$632	$3,590
Accrued expenses	1,190	4,261
Accrued restructuring costs	2,709	—
Operating lease liabilities, current	386	—
Notes payable, current	7,273	5,455

Total current liabilities	12,190	13,306
Notes payable, long-term	8,464	15,185
Operating lease liabilities	6,456	—

Total liabilities	27,110	28,491

Stockholders’ equity:
Preferred stock; $0.001 par value per share; 5,000,000 shares authorized as of December 31, 2019 and 2018; no shares issued and outstanding as of and December 31, 2019 and 2018	—	—
Common stock, $0.001 par value per share; 115,000,000 shares authorized as of December 31, 2019 and 2018; 37,446,498 and 37,287,221 shares issued and outstanding as of December 31, 2019 and 2018, respectively	37	37
Additional paid-in capital	449,903	444,212
Accumulated deficit	(396,351)	(350,945)
Accumulated other comprehensive loss	35	(33)

Total stockholders’ equity	53,624	93,271

Total liabilities and stockholders’ equity	$80,734	$121,762